UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                        Omega Healthcare Investors, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    681936100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Kymberlyn J. Irvin
                             Explorer Holdings, L.P.
                                2200 Ross Avenue
                                 Suite 4200 West
                            Dallas, Texas 75201-6799
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 26, 2002
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             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ] .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

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 CUSIP No.   681936100                      13D                Page 2 of 8 Pages
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Explorer Holdings, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                    (b) | |
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                               | |
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                       None
 OWNED BY                   ----------------------------------------------------
 EACH REPORTING               8     SHARED VOTING POWER
 PERSON WITH
                                    28,716,873**
                            ----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    None
                            ----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    28,716,873**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,716,873**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    | |
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             53.3%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** The Reporting Person beneficially owns 11,942,153 shares of common stock and 1,048,420 shares of Series C Convertible Preferred Stock, which Series C shares are convertible into 16,774,720 shares of common stock of Omega. Based upon the number of shares of common stock reported to be outstanding by Omega as of January 24, 2002 and the additional shares reported to have been issued by Omega on its Form 8-K filed March 4, 2002, all such shares would represent 53.3% of Omega's common stock, after giving effect to the conversion of the Series C Preferred.

--------------------------------------------------------------------------------
 CUSIP No.   681936100                      13D                Page 3 of 8 Pages
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Explorer Holdings GenPar, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                    (b) | |
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                               | |
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                       None
 OWNED BY                   ----------------------------------------------------
 EACH REPORTING               8     SHARED VOTING POWER
 PERSON WITH
                                    28,716,873**
                            ----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    None
                            ----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    28,716,873**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,716,873**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    | |
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             53.3%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**  See footnote ** on page 2 of this Schedule 13D/A.

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 CUSIP No.   681936100                      13D                Page 4 of 8 Pages
--------------------------------------------------------------------------------
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Investment Partners III, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                    (b) | |
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                               | |
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                       None
 OWNED BY                   ----------------------------------------------------
 EACH REPORTING               8     SHARED VOTING POWER
 PERSON WITH
                                    28,716,873**
                            ----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    None
                            ----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    28,716,873**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,716,873**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    | |
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             53.3%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**  See footnote ** on page 2 of this Schedule 13D/A.

--------------------------------------------------------------------------------
 CUSIP No.   681936100                      13D                Page 5 of 8 Pages
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald J. McNamara
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                    (b) | |
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                               | |
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                       None
 OWNED BY                   ----------------------------------------------------
 EACH REPORTING               8     SHARED VOTING POWER
 PERSON WITH
                                    28,716,873**
                            ----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    None
                            ----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    28,716,873**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,716,873**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    | |
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             53.3%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**  See footnote ** on page 2 of this Schedule 13D/A.

--------------------------------------------------------------------------------
 CUSIP No.   681936100                      13D                Page 6 of 8 Pages
--------------------------------------------------------------------------------
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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Daniel A. Decker
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |X|
                                                                    (b) | |
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)                               | |
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
 NUMBER OF                    7     SOLE VOTING POWER
 SHARES
 BENEFICIALLY                       None
 OWNED BY                   ----------------------------------------------------
 EACH REPORTING               8     SHARED VOTING POWER
 PERSON WITH
                                    28,716,873**
                            ----------------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    None
                            ----------------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    28,716,873**
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,716,873**
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    | |
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             53.3%**
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**  See footnote ** on page 2 of this Schedule 13D/A.

     This amendment amends and supplements the information set forth in the Statement on Schedule 13D filed on May 25, 2000, as amended on April 19, 2001, September 20, 2001, October 29, 2001, November 26, 2001 and February 22, 2002 (as amended, the "Statement") by the Reporting Persons.

Item 1. Security and Issuer.

     This amendment relates to the common stock, par value $0.10 (the "Common Stock"), of Omega Healthcare Investors, Inc. (the "Company") and the Series C Convertible Preferred Stock, par value $1.00, of the Company (the "Series C Preferred").

Item 3. Source and Amount of Funds or Other Consideration.

     Item 3 is hereby amended to add the following at the end thereof:

     The Reporting Persons have purchased 667,647 shares of Common Stock in two separate transactions. The source of funds for the Reporting Persons' purchase of the 667,647 shares was the Reporting Persons' working capital, which was derived from capital contributions from its partners.

Item 5. Interest in Securities of the Issuer.

     Item 5(a) is hereby amended to read in its entirety as follows:

     (a) Each of the Reporting Persons beneficially owns 28,716,873 shares of Common Stock, an amount which includes 16,774,720 shares of Common Stock owned by virtue of Explorer's ownership of 1,048,420 shares of Series C Preferred. Based on the number of shares of Common Stock reported to be outstanding as of January 24, 2002 and the additional shares reported to have been issued by Omega on its Form 8-K filed March 4, 2002, such shares would represent 53.3% of the Company's outstanding shares of Common Stock as of March 4, 2002, after giving effect to such issuance. Messrs. McNamara and Decker disclaim beneficial ownership of all shares held by Explorer.

     Item 5(c) is hereby amended to add the following at the end thereof:

     (c) Each of the Reporting Persons has engaged in the following transactions on the New York Stock Exchange since the date of the last amendment to this
Schedule 13D:

       Trade Date           Number of Shares Purchased              Price
       ----------           --------------------------              -----
       3/25/2002                      73,247                        $4.71
       3/26/2002                     581,700                        $4.88
       3/27/2002                      12,700                        $5.04

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct, and agree that this Statement may be filed collectively on behalf of each of the undersigned by Explorer Holdings, L.P., Explorer Holdings GenPar, LLC, Hampstead Investment Partners III, L.P., Donald J. McNamara and Daniel A. Decker.


Date:  March 28, 2002                EXPLORER HOLDINGS, L.P.


                                     By:  Explorer Holdings GenPar, LLC,
                                          its General Partner


                                     By:  /s/ Kymberlyn J. Irvin
                                          ----------------------
                                              Kymberlyn J. Irvin
                                              Authorized Officer

                                     EXPLORER HOLDINGS GENPAR, LLC


                                     By:  /s/ Kymberlyn J. Irvin
                                          ----------------------
                                              Kymberlyn J. Irvin
                                              Authorized Officer

                                     HAMPSTEAD INVESTMENT PARTNERS III, L.P.

                                     By:  Hampstead Investment Partners III
                                          GenPar, L.P., its General Partner

                                     By:  Hampstead GenPar III, LLC,
                                          its General Partner


                                     By:  /s/ Kymberlyn J. Irvin
                                          ----------------------
                                              Kymberlyn J. Irvin
                                              Authorized Officer


                                          /s/ Kymberlyn J. Irvin *
                                          ----------------------
                                              Donald J. McNamara


                                          /s/ Kymberlyn J. Irvin *
                                          ----------------------
                                              Daniel A. Decker

                                   Page 8 of 8
--------------------

*    Pursuant to Power of Attorney previously filed.